10.37 July 11, 2011 Memorandum of Understanding with Ericsson.

Memorandum of Understanding

This Memorandum of Understanding ("MOU") between CUI Inc (CUI) and Ericsson Inc (Ericsson) is intended to outline an agreement on a footprint compatible digital point of load (DPOL) and provide an initial framework for a long term partnership regarding dual sourcing and technology development in the Digital board mount power marketplace. It is CUI and Ericsson's intent that they will provide the marketplace with solutions that are superior in footprint communication and still allow each organization the ability to differentiate designs, whether in density, additional functionality, or some other perceived value add.

Basic understanding of DPOL agreement:

- This MOU covers all footprint options that have been defined or will be defined for general release DPOL modules, whether in a horizontal or vertical form factor.
- CUI will develop and bring to market DPOL modules in the same footprint and provide the same basic functions as the Ericsson BMR462, BMR463, and BMR464. Ericsson will provide required component information, such as pin data, in order for CUI to complete said designs. Should CUI come to the conclusion that it would be better to leverage the Ericsson existing design of the BMR462 in order to get product to market quicker, and Ericsson agrees, then Ericsson will provide the support necessary for CUI to bring that product to market to include design files, other technical information and reasonable consulting support. The amount and frequency of such support will be determined by Ericsson.
- CUI and Ericsson will mutually work to define a higher current, 75A+, module footprint.
- CUI and Ericsson will mutually work to design a lower current 3A and 6A design to complete the portfolio of products.
- For custom components required to facilitate module standardization such as the pin header, CUI and Ericsson will work to maximize/leverage pricing in order to provide a price competitive solution for the overall market.
- CUI and Ericsson will work to assess the level of effort needed to provide a GUI solution that will allow a customer to utilize one development system in order to design with either CUI or Ericsson, or with a combination of DPOL modules from CUI and Ericsson. If the parties mutually agree to design and implement such a GUI solution, then they will do so under a separate agreement or statement-of-work.
- CUI and Ericsson will work together to create a follow-on roadmap for footprint DPOL as well as an outline of functions that each module will be able to meet, to include but not be limited to PMBus commands, power management functions, other relevant features or functions.
- CUI and Ericsson will mutually share learned experience on areas that would be beneficial to each party, i.e. layout/power flow and grounding scheme for digital controller.
- A mutually agreed upon long-term marketing plan will be developed that will market to the global customer base through a second source strategy. This could include joint industry presentations, booths at shows, or jointly written articles for publications.

- CUI and Ericsson also agree that they will each support the other party with the required support to achieve interoperability between modules and to demonstrate platforms that include said interoperability.

Overall business agreement:

- In order to maximize market exposure, respect established distribution relationships, and work to a second source for the customers of both parties, CUI and Ericsson agree that for a period of 3 years CUI and Ericsson will not pursue the others existing distribution network for the DPOL products associated with this agreement without express written approval from the other party.
- This MOU is between CUI and Ericsson and does not include any other parties. It is agreed that if another party requests the ability to work with CUI and Ericsson that it would be a mutually agreed upon party, otherwise neither company will provide resources or guidance in order for that party to develop or release a product that is also footprint and communication compatible.
- This MOU does not prevent either party from releasing additional DPOL options to the market, customer specific variations, or customer defined designs.
- Each party will be fully responsible for the functionality of its own products and the other party will not incur any liability related thereto.

This MOU is intended to be a good faith memorialization of agreements between the parties and provides for a framework for a more formal agreement between CUI and Ericsson moving forward.

[signature] Date: 7/7/11
Frank Cavallaro
Sales Director Americas

[signature] Date: 7/7/11
Mark Adams
VP of Global Sales & Advanced Marketing